Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No.’s 333-105318, 333-105317, 333-101320, 333-100763, 333-43574, 333-57782, 333-79573, 333-79553, 333-56905, 333-39747 and 333-28725, 333-918) and on Form S-3 (No.’s 333-79659, 333-58659, 333-48513, 333-66120, 333-19601 and 333-39747) of Advent Software, Inc. of our report dated March 11, 2004, except for Note 13 as to which the date is July 30, 2004, relating to the consolidated financial statements, which appear in Advent Software, Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2003.

/s/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP
San Jose, California
July 30, 2004